UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-149075-03 and 333-149075

CarMax Auto Owner Trust 2009-2
CarMax Auto Funding LLC
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(Exact name of registrant as specified in its charter)

12800 Tuckahoe Creek Parkway, Suite 400,
Richmond, Virginia 23238
(804) 935-4512
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CarMax Auto Owner Trust 2009-2
0.27853% Class A-1 Asset Backed Notes
0.93% Class A-2 Asset Backed Notes
1.74% Class A-3 Asset Backed Notes
2.82% Class A-4 Asset Backed Notes
4.65% Class B Asset Backed Notes
6.21% Class C Asset Backed Notes
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(Title of each class of securities covered by this Form)

None
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(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	Rule 12h-3(b)(1)(i)	X
Rule 12g-4(a)(1)(ii)	Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)	Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)	Rule 12h-3(b)(2)(ii)
	Rule 15d-6	X

Approximate number of holders of record as of the certification or notice date: 32

Pursuant to the requirements of the Securities Exchange Act of 1934, CarMax Auto Funding LLC, as Registrant, and CarMax Auto Owner Trust 2009-2, as Co-Registrant, have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 15, 2010

CARMAX AUTO FUNDING LLC,
as Registrant

By: /s/ Keith D. Browning
Name: Keith D. Browning
Title: President

CARMAX AUTO OWNER TRUST 2009-2,
as Co-Registrant

By: CarMax Business Services, LLC,
as Servicer

By: /s/ Keith D. Browning
Name: Keith D. Browning
Title: Executive Vice President and
Chief Financial Officer